IMMEDIATE RELEASE
August 19, 2015

UNITED NATURAL FOODS, INC. REPORTS PRELIMINARY FOURTH QUARTER AND FISCAL YEAR 2015 NET SALES AND EARNINGS

COMPANY INTRODUCES FISCAL 2016 GUIDANCE

Providence, Rhode Island - August 19, 2015 -- United Natural Foods, Inc. (Nasdaq: UNFI) (the "Company") today released preliminary unaudited net sales and earnings per diluted share for its fiscal fourth quarter and year ended August 1, 2015. The Company is also introducing fiscal 2016 guidance having completed its analysis of the impact of the early termination of a contractual customer relationship previously announced on July 20, 2015.

Selected Preliminary Unaudited Financial Results

For the fourth quarter of fiscal year 2015, the Company anticipates net sales in the range of $2.060 billion to $2.065 billion, an increase of approximately 16.7% to 17.0% from $1.765 billion in the same period last year. Net sales for fiscal 2015 are expected to be in the range of $8.184 billion to $8.189 billion, an increase of approximately 20.4% to 20.5% over prior fiscal year net sales of $6.794 billion. This compares to the Company’s previous guidance for fiscal year 2015 net sales of approximately $8.15 billion to $8.19 billion.

The Company expects GAAP net earnings per diluted share in the range of $0.72 to $0.73 for the fourth quarter of fiscal 2015 and $2.76 to $2.77 for fiscal year 2015, respectively. Adjusted for the previously disclosed impact of the $7.7 million reduction in net sales in the second quarter of fiscal 2015 related to an incorrect calculation of amounts owed to a customer, adjusted earnings per diluted share for fiscal 2015 is expected to be in the range of $2.85 to $2.86, compared to fiscal 2014 GAAP earnings per diluted share of $2.52. This compares to the Company’s previous guidance of GAAP earnings per diluted share for fiscal 2015 in the range of approximately $2.75 to $2.79 per share and adjusted earnings per diluted share for fiscal 2015 in the range of $2.84 to $2.88.

The Company expects to release its complete fiscal fourth quarter and full year fiscal 2015 results on September 14, 2015.

The Company does not plan to release preliminary financial information on an ongoing basis. The information above is preliminary and based upon information available as of the date of this release.

As of the date of this release, the Company has not completed its financial close process for the fourth quarter of fiscal 2015. During the course of that process, the Company may identify items that would require it to make adjustments, which may be material, to the information presented below. As a result, the estimates above constitute forward-looking information and are subject to risks and uncertainties, including possible adjustments to preliminary operating results.

Introduction of Fiscal 2016 Guidance

The Company is providing its financial outlook for fiscal 2016, ending July 30, 2016. The Company expects net sales in the range of approximately $8.51 billion to $8.67 billion, an increase of approximately 4.0% to 6.0% over fiscal 2015. The Company estimates GAAP earnings per diluted share for fiscal 2016 in the range of approximately $2.80 to $2.93, compared to fiscal 2015 estimated GAAP earnings per diluted share of between $2.76 and $2.77. Adjusting for the planned severance and working capital costs of approximately $4.0 million to $5.0 million in the first quarter of fiscal 2016 related to the previously disclosed termination of our distribution agreement with a customer noted above, earnings per diluted share for fiscal 2016, are expected to be in the range of $2.86 to $2.98, an increase of 0.0% to 4.6% over fiscal 2015 estimated adjusted earnings per share of $2.85 to $2.86. Capital expenditures for fiscal 2016 are expected to be approximately $49.0 million to $59.0 million, or approximately 0.6% to 0.7% of estimated fiscal 2016 net sales. Finally, the Company expects its fiscal 2016 tax rate to be in the range of 39.4% to 39.8%.

Conference Call & Webcast
The Company will hold a conference call to discuss these preliminary results and the introduced fiscal 2016 guidance tomorrow, Thursday, August 20, 2015 at 8:00 a.m. EDT. The conference call dial-in number is 877-407-3982.The audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at the Investors section of the Company's website at www.unfi.com. The online archive of the webcast will be available on the Company's website for 30 days.

About United Natural Foods
United Natural Foods, Inc. (http://www.unfi.com) carries and distributes more than 80,000 products to more than 40,000 customer locations throughout the United States and Canada. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Forbes Magazine in 2014 as one of “America's Best Managed Companies,” ranked by Fortune in 2012 as one of its “Most Admired American Companies,” and chosen by Food Logistics Magazine as one of its 2013 Top 20 Green Providers.

For more information on United Natural Foods, Inc., visit the Company’s website at www.unfi.com.

AT THE COMPANY:	ICR
Mark Shamber	Katie Turner
Chief Financial Officer	General Information
(401) 528-8634	(646) 277-1228

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company's filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on October 1, 2014 (as amended on March 12, 2015), its quarterly reports on Form 10-Q filed with the SEC on December 10, 2014 (as amended on March 12, 2015), March 12, 2015 and June 11, 2015 and other filings the Company makes with the SEC, and include, but are not limited to, the Company's dependence on principal customers; the Company's sensitivity to general economic conditions, including the current economic environment; changes in disposable income levels and consumer spending trends; the Company's ability to reduce its expenses in amounts sufficient to offset its increased focus on sales to conventional supermarkets and the shift in the Company's product mix as a result of its acquisition of Tony's Fine Foods (“Tony’s”) and the resulting lower gross margins on those sales; the Company's reliance on the continued growth in sales of natural and organic foods and non-food products in comparison to conventional products; the Company's ability to timely and successfully deploy its warehouse management system throughout its distribution centers and its transportation management system across the Company; volatility in fuel cost; the Company’s ability to successfully consummate its expense reduction efforts in connection with the previously announced termination of a contractual customer relationship within the expected timeframe and cost estimates currently contemplated; the Company's sensitivity to inflationary and deflationary pressures; the relatively low margins and economic sensitivity of the Company's business; the potential for disruptions in the Company's supply chain by circumstances beyond its control; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; consumer demand for natural and organic products outpacing suppliers’ ability to produce those products; union-organizing activities that could cause labor relations difficulties and increased costs; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and non-food products distributors; management's allocation of capital and the timing of capital expenditures; and the Company's ability to successfully deploy its operational initiatives to achieve synergies from the acquisition of Tony’s. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures for estimated adjusted diluted earnings per common share for both fiscal year 2015 and projected for fiscal 2016. For fiscal 2015, the non-GAAP measure excludes the impact of a reduction in net sales related to an incorrect calculation of amounts owed to a customer in the second quarter of fiscal 2015. For fiscal 2016, the non-GAAP measure excludes the impact of expenses related to the planned severance and working capital costs related to the termination of our distribution agreement with a customer that the Company announced in July 2015. The reconciliations of non-GAAP financial measures to the comparable GAAP financial measures are presented in the tables appearing below labeled “Reconciliation of Preliminary Estimated GAAP Diluted Earnings per Common Share to Preliminary Estimated Non-GAAP Diluted Earnings per Common Share (unaudited)” and “Reconciliation of 2016 Guidance for Estimated GAAP Diluted Earnings per Common Share to Estimated Non-GAAP Adjusted Diluted Earnings per Common Share (unaudited)”. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting its estimated adjusted diluted earnings per common share for the fiscal year ended August 1, 2015, excluding the impact of the reduction in net sales described above, along with presenting estimated fiscal 2016 adjusted diluted earnings per common share guidance aids in making period-to-period comparisons and is a meaningful indication of its estimated operating performance. The Company's management utilizes and plans to utilize this non-GAAP financial information to compare the Company's operating performance during the 2015 fiscal year to the comparable period in the 2014 fiscal year, to compare the Company’s operating performance during 2016 fiscal year to the comparable period in the 2015 fiscal year and to internally prepared projections.

Reconciliation of Preliminary Estimated GAAP Diluted Earnings per Common Share to Preliminary Estimated Non-GAAP Diluted Earnings per Common Share (unaudited)

	Fiscal Year Ended August 1, 2015
	Low Range	High Range
Preliminary Unaudited diluted earnings per common share	$2.76	$2.77
Less Impact of a $7.7 million reduction in net sales	0.09	0.09
	$2.85	$2.86

Reconciliation of 2016 Guidance for Estimated GAAP Diluted Earnings per Common Share to Estimated Non-GAAP Adjusted Diluted Earnings per Common Share (unaudited)

Fiscal Year Ended July 30, 2016
	Low Range	High Range
GAAP diluted earnings per common share	$ 2.80	$ 2.93
Less impact of planned severance and working capital costs	0.06	0.05
	$ 2.86	$ 2.98